EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days that have not been previously reported in Amendment No. 6 to the Schedule 13D filed on February 7, 2014.  Such transactions involved the sale of shares on the NASDAQ Global Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
2/7/2014	Sale	$9.9059	1	22000
2/10/2014	Sale	$10.0934	2	28380
2/11/2014	Sale	$10.0462	3	34119
2/12/2014	Sale	$9.9373	4	13420
2/13/2014	Sale	$10.2923	5	65746
2/14/2014	Sale	$10.2262	6	41000
2/18/2014	Sale	$10.7295	7	69500
2/19/2014	Sale	$11.0038	8	60947
2/20/2014	Sale	$11.1349	9	56100
2/21/2014	Sale	$11.9801	10	81376
2/24/2014	Sale	$12.1611	11	78100
2/25/2014	Sale	$12.0987	12	30000
2/26/2014	Sale	$12.1875	13	33044
2/27/2014	Sale	$12.5163	14	106600
2/28/2014	Sale	$12.5744	15	8800

1 Executed at prices ranging from $9.78 - $10.05
2 Executed at prices ranging from $10.04 - $10.15
3 Executed at prices ranging from $9.90 - $10.12
4 Executed at prices ranging from $9.90 - $9.96
5 Executed at prices ranging from $9.90 - $10.60
6 Executed at prices ranging from $10.00 - $10.32
7 Executed at prices ranging from $10.24 - $11.06
8 Executed at prices ranging from $10.80 - $11.14
9 Executed at prices ranging from $11.00 - $11.25
10 Executed at prices ranging from $11.60 - $12.24
11 Executed at prices ranging from $11.66 - $12.37
12 Executed at prices ranging from $11.99 - $12.26
13 Executed at prices ranging from $11.94 - $12.36
14 Executed at prices ranging from $12.09 - $12.74
15 Executed at prices ranging from $12.45 - $12.84